Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

VALIDUS HOLDINGS, LTD. ISSUES NOTICE OF REDEMPTION OF PREFERENCE SHARES

NEW YORK, September 27, 2018 – American International Group, Inc. (NYSE: AIG) today announced that Validus Holdings, Ltd. (“Validus”), an AIG company, will redeem all of Validus’ outstanding (i) 5.875% Non-Cumulative Preference Shares, Series A (CUSIP No. 91915W201) (the “Series A Preference Shares”) and (ii) 5.800% Non-Cumulative Preference Shares, Series B (CUSIP No. 91915W300) (the “Series B Preference Shares” and, together with the Series A Preference Shares, the “Preference Shares”). There are currently 6,000 issued and outstanding Series A Preference Shares and 10,000 issued and outstanding Series B Preference Shares. Depositary shares, each representing a 1/1,000th interest in a Series A Preference Share or Series B Preference Share, as applicable (the “Depositary Shares”), are currently listed on the NYSE under the ticker symbols “VRPRA” and “VRPRB,” respectively.

The Preference Shares will be redeemed on October 30, 2018 (the “Redemption Date”) at a redemption price of $26,000 per Preference Share ($26 per Depositary Share), plus all declared and unpaid dividends, if any, up to, but excluding, the Redemption Date (the “Redemption Price”). From and after the Redemption Date, all distributions on the Preference Shares will cease to accumulate, such Preference Shares shall no longer be deemed outstanding, and all rights of the holders of such Preference Shares will terminate, except for the right to receive the Redemption Price, without interest thereon. Additionally, the Depositary Shares will be removed from listing on the NYSE following the redemption.

The notices of redemption specifying the terms, conditions and procedures for the redemption of the Series A Preference Shares and Series B Preference Shares (the “Redemption Notices”) will be mailed to holders of record of the Series A Preference Shares and Series B Preference Shares, respectively, and are available by contacting Computershare, Inc. (“Computershare”), the depositary and redemption agent for the Preference Shares, by mail at 462 South Fourth Street, Louisville, KY 40202, Attention: Corporate Actions or by phone at 1-855-396-2084 (1-781-575-2765 outside the United States and Canada). Questions regarding the redemption of the Preference Shares, including the contents of the Redemption Notices, may be directed to Computershare.

This press release does not constitute a notice of redemption under either of the Certificates of Designations governing the Series A Preference Shares or Series B Preference Shares, respectively, and is qualified in its entirety by reference to the Redemption Notices issued by Validus.

Certain statements in this press release, including those describing the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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Validus Holdings, Ltd. is an American International Group, Inc. (AIG) company. AIG is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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